AMENDMENT NO. 1

TO INVESTMENT ADVISORY AGREEMENT

(LB Series Fund, Inc.)

Amendment No. 1 to INVESTMENT SUBADVISORY AGREEMENT dated as of January 1, 2002, by and among Thrivent Financial for Lutherans (f/k/a Aid Association for Lutherans)("Adviser"), Thrivent Series Fund, Inc. (f/k/a LB Series Fund, Inc.)(the "Fund") and T. Rowe Price Associates, Inc. (the "Agreement").

The Agreement is hereby amended, effective as of May 1, 2004, as follows:

1.Pursuant to Section II of the Agreement, the following portfolio of the Fund shall be a

"Portfolio" under the Agreement:

Thrivent Partner Small Cap Value Portfolio

2.Schedule I to the Agreement is hereby deleted in its entirety and replaced with Exhibit A to this Amendment.

Except as modified herein, all terms and conditions of the Agreement remain in full force and effect.

THRIVENT FINANCIAL FOR LUTHERANS

By: /s/Bruce J. Nicholson

Name: Bruce J. Nicholson

Title: President and Chief Executive Officer

LB SERIES FUND, INC.

By: /s/Pamela J. Moret

Name: Pamela J. Moret

Title: President

T. ROWE PRICE ASSOCIATES, INC.

By: /s/Darrell N. Braman

Name: Darrell N. Braman

Title: Vice President

EXHIBIT A

Schedule I

Dated May 1, 2004

Sub-advisory Fees

Thrivent Partner Growth Stock Portfolio (Formerly called TRP Growth Stock Portfolio)

Average Daily Net Assets	Annual Rate
$0 - $500 million	0.40%
Above $500 million	0.35%
Thrivent Partner Small Cap Value Portfolio
Average Daily Net Assets	Annual Rate
All Assets	0.60%